OFFER TO PURCHASE	Exhibit (a)(1)(i)

SIRIUS XM RADIO INC.
Offer to Purchase for Cash
Any and All of its Outstanding
3 1/4% Convertible Notes due 2011
(CUSIP No. 82966UAD5)
At the purchase price of $1,007.50 per $1,000 principal amount of Notes

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 20, 2011, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER AND NOT VALIDLY WITHDRAW THEIR NOTES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE OFFERED. TENDERS OF NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME.

Sirius XM Radio Inc. (the “Company”, “we” or “us”) hereby makes an offer (the “Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as the same may be amended or supplemented, this “Offer to Purchase”) and the related Letter of Transmittal (as the same may be amended or supplemented, the “Letter of Transmittal”), to purchase any and all of the Company’s issued and outstanding 3 1/4% Convertible Notes due 2011 (the “Notes”), for cash, at a purchase price equal to $1,007.50 per $1,000 principal amount of Notes purchased (the “Purchase Price”), that are validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder (as defined below) validly tenders its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will also pay to such Holder all accrued and unpaid interest on such Notes, if any, up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). Interest on the Notes due on April 15, 2011 will be paid on the due date to holders at the close of business on April 1, 2011 pursuant to the terms of the Notes and the related indenture. No tenders will be valid if submitted after the Expiration Time.

The Company’s obligation to accept for payment, and to pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to satisfaction of all of the conditions described in this Offer to Purchase. The Offer is not conditioned upon the receipt of financing or the tender of any minimum principal amount of Notes. See “Conditions to the Offer”.

Any holder of Notes (each, a “Holder”, and collectively, “Holders”) desiring to tender, and any beneficial owner of Notes desiring that the Holder tender, all or any portion of such Holder’s Notes must comply with the procedures for tendering Notes set forth herein in “Procedures for Tendering and Withdrawing Notes” and in the Letter of Transmittal.

Any questions or requests for assistance concerning the Offer may be directed to Morgan Stanley & Co. Incorporated (the “Dealer Manager”) or Global Bondholder Services Corporation (the “Information Agent”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners should contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Global Bondholder Services Corporation is acting as depositary (the “Depositary”) in connection with the Offer.

NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:
Morgan Stanley

March 24, 2011

IMPORTANT

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will notify the Depositary, promptly after the Expiration Time, of which Notes tendered are accepted for payment pursuant to the Offer. If a Holder validly tenders its Notes prior to the Expiration Time and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Purchase Price and Accrued Interest for such Notes on the Payment Date.

Payment for the Notes will be made by the deposit of immediately available funds by the Company with the Depositary, or, upon the Depositary’s instructions, with The Depository Trust Company (“DTC”), promptly after the Expiration Time, with payment expected to be made one business day after the Expiration Time (the date of payment being referred to herein as the “Payment Date”). The Depositary and/or DTC will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment”.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of the Offer, other than those dependent upon the receipt of necessary government approvals, prior to the Expiration Time, (ii) extend the Expiration Time of the Offer, (iii) amend the terms of the Offer or (iv) if the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Notes tendered in the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment of Notes tendered pursuant to the Offer, or the payment for Notes accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

In the event that the Offer is terminated, withdrawn or otherwise lawfully not consummated, the Purchase Price will not be paid or become payable to Holders who have validly tendered their Notes pursuant to the Offer. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, the Company or its affiliates may acquire any Notes that are not tendered pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN TO THE EXTENT NOT OTHERWISE REQUIRED BY APPLICABLE LAW.

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THE OFFER IS NOT BEING MADE UNDER ANY CIRCUMSTANCES IN WHICH THE OFFER WOULD BE UNLAWFUL. THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR OTHER LAWS. IN THOSE JURISDICTIONS WHERE THE SECURITIES OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

A beneficial owner of the Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Notes on the beneficial owner’s behalf. DTC has authorized DTC Participants (as defined below) that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. The Depositary and DTC have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, to effect such a tender of Notes held in DTC, DTC Participants must tender their Notes through ATOP and follow the procedures set forth in “Procedures for Tendering and Withdrawing Notes — Notes Held Through DTC”. Holders desiring to tender their Notes on the day when the Expiration Time occurs should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Any Holder who desires to tender Notes and who holds physical certificates evidencing such Notes must complete and sign a Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 2 of the Letter of Transmittal) and deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes being tendered and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. As of the date hereof, all Notes are held through DTC and therefore the procedures described in the immediately preceding paragraph will apply unless physical certificates evidencing Notes were issued following the date hereof.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Manager, the Information Agent or the Depositary. See “Dealer Manager; Information Agent; Depositary”.

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth herein and in the Letter of Transmittal and complete such procedures prior to the Expiration Time in order to be eligible to receive the Purchase Price.

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SUMMARY TERM SHEET

The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	Sirius XM Radio Inc.

The Notes	3 1/4% Convertible Notes due 2011 of the Company.

As of March 24, 2011, there was $97,831,000 aggregate principal amount of Notes outstanding.

See “Impact of the Offer on Rights of the Holders of the Notes”.

The Offer	In the Offer, the Company is offering to purchase, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the Notes validly tendered and not validly withdrawn prior to the Expiration Time, for the Purchase Price plus Accrued Interest. See “The Offer”.

Purpose of the Offer; Source and Amount of Funds	The purpose of the Offer is to purchase Notes in order to reduce the amount of the Company’s outstanding indebtedness and the associated interest expense. The Company will fund purchases pursuant to the Offer from available cash. See “The Offer — Purpose of the Transaction” and “The Offer — Source and Amount of Funds”.

Purchase Price; Accrued Interest	The Purchase Price offered is cash in an amount equal to $1,007.50 per $1,000 principal amount of Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Purchase Price plus Accrued Interest for such Notes on the Payment Date. Interest on the Notes due on April 15, 2011 will be paid on the due date to holders at the close of business on April 1, 2011 pursuant to the terms of the Notes and the related indenture.

Payment Date	The Payment Date for the Offer will be promptly after the Expiration Time. It is expected that the Payment Date for the Offer will be one business day after the Expiration Time. See “Acceptance for Payment and Payment”.

Expiration Time	The Offer will expire at 12:00 midnight, New York City time, on April 20, 2011, unless extended by the Company. See “The Offer — Expiration Time; Extension; Amendment; Termination”.

Withdrawal Rights	Tendered Notes may be withdrawn by Holders at any time prior to the Expiration Time. In addition, if not previously accepted for payment, tendered Notes may be withdrawn after the date that is 40 business days after the commencement of the Offer. See “Procedures for Tendering and Withdrawing Notes — Withdrawal Rights”.

Conditions to the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions applicable to the Offer described herein. The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of the Offer, other than those dependent upon the receipt of necessary government approvals, prior to the Expiration Time, (ii) extend the Expiration Time of the Offer, (iii) amend the terms of the Offer or (iv) if the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Notes tendered in the Offer. The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Notes tendered in the Offer, or to delay the payment for Notes so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. The Offer is not conditioned upon the receipt of financing or the tender of any minimum principal amount of Notes. See “Conditions to the Offer”.

Procedures for Tendering and Withdrawing Notes	Any beneficial owner who holds Notes in book-entry form through DTC (including those who hold through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”) as DTC Participants) and who desires that the Notes be tendered should request the beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the beneficial owner prior to the Expiration Time. See “Procedures for Tendering and Withdrawing Notes — Notes Held by Record Holders”.

Holders of Notes who are tendering by book-entry transfer to the Depositary’s account at DTC must execute the tender through ATOP. DTC Participants that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC. DTC will then send an Agent’s Message (as defined herein) to the Depositary for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of that Offer as to the tender of Notes. See “Procedures for Tendering and Withdrawing Notes — Notes Held Through DTC”.

As of the date hereof, all Notes are held in book-entry form through DTC and unless physical certificates are issued following the date hereof, the tendering procedures for book-entry holdings described above should be followed except for Notes registered in the name of DTC or its nominees. However, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder who desires to tender Notes pursuant to the Offer and holds physical certificates evidencing such Notes must complete and sign the related Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by Instruction 2 of the Letter of Transmittal and deliver such manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary prior to the Expiration Time. Beneficial owners of Notes who hold their interests through a nominee or other person are not the Holders of those Notes and, if they wish such Notes to be tendered in the Offer, they must arrange for such nominee or other person to effect the tender for them.

Untendered and/or Unpurchased Notes	Notes not tendered and/or accepted for payment pursuant to the Offer will remain outstanding. Although the Company has no obligation to do so, the Company may purchase the untendered Notes in any lawful manner available to the Company at any time after 10 business days following the Expiration Time. See “Additional Considerations Concerning the Offer”.

Acceptance for Payment and Payment	Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Purchase Price and Accrued Interest for such Notes on the Payment Date.

Payments for Notes accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Depositary or, upon the Depositary’s instructions, DTC. The Depositary and/or DTC will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Notes tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment”.

Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax consequences relating to the Offer, see “Material U.S. Federal Income Tax Consequences”.

Dealer Manager	Morgan Stanley & Co. Incorporated.

Information Agent	Global Bondholder Services Corporation.

Depositary	Global Bondholder Services Corporation.

ABOUT THE COMPANY

Sirius XM Radio Inc. broadcasts its music, sports, news, talk, entertainment, traffic and weather channels in the United States on a subscription fee basis through its two proprietary satellite radio systems. Subscribers can also receive certain of our music and other channels over the Internet, including through applications for Apple, Blackberry and Android-powered mobile devices.

As of December 31, 2010, the Company had 20,190,964 subscribers. The Company’s subscriber totals include:

•	subscribers under its regular and discounted pricing plans;

•	subscribers that have prepaid, including payments either made or due from automakers for prepaid subscriptions included in the sale or lease price of a vehicle;

•	certain radios activated for daily rental fleet programs;

•	certain subscribers to its Internet services; and

•	certain subscribers to its weather, traffic, data and Backseat TV services.

The Company’s primary source of revenue is subscription fees, with most of its customers subscribing on an annual, semi-annual, quarterly or monthly basis. The Company offers discounts for prepaid and long-term subscription plans as well as discounts for multiple subscriptions on each platform. The Company also derives revenue from activation and other fees, the sale of advertising on select non-music channels, the direct sale of satellite radios and accessories, and other ancillary services, such as its weather, traffic, data and Backseat TV services.

The Company’s satellite radios are primarily distributed through automakers (“OEMs”); retail locations nationwide; and through the Company’s website. The Company has agreements with every major automaker to offer satellite radios as factory or dealer-installed equipment in their vehicles. Satellite radio services are also offered to customers of certain rental car companies.

The Company’s principal executive offices are located at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 and the telephone number for its principal executive offices is (212) 584-5100.

THE OFFER

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Notes that are validly tendered and not validly withdrawn prior to the Expiration Time for the Purchase Price of $1,007.50 per $1,000 principal amount of the Notes so purchased, plus Accrued Interest on such Notes, if any.

Upon the terms and subject to the satisfaction or waiver of all conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all Notes validly tendered and not validly withdrawn prior to such Expiration Time. If a Holder validly tenders its Notes prior to the Expiration Time and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Purchase Price plus Accrued Interest for such Notes on the Payment Date.

Notes accepted for payment pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Purchase Price; Accrued Interest

The Purchase Price for Notes accepted for payment will be paid on the Payment Date, which will be promptly after the Expiration Time. It is expected that the Payment Date will be one business day after the Expiration Time. Such payments will be made by the deposit of immediately available funds by the Company with the Depositary or, upon its instructions, DTC. The Depositary and/or DTC will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment”.

Tenders of Notes pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. In addition, if not previously accepted for payment, tendered Notes may be withdrawn after the date that is 40 business days after the commencement of the Offer. If Holders validly withdraw previously tendered Notes, such Holders will not receive the Purchase Price, unless such Notes are validly retendered and not again validly withdrawn prior to the Expiration Time (and the Company accepts the Notes for payment, upon the terms and subject to the conditions of the Offer).

Holders whose Notes are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Notes. Interest on the Notes due on April 15, 2011 will be paid on the due date to holders at the close of business on April 1, 2011 pursuant to the terms of the Notes and the related indenture. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes.

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” with respect to the Offer means 12:00 midnight, New York City time, on April 20, 2011 unless and until the Company shall, in its sole discretion, have extended this period with respect to that Offer, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, the Company will notify the Depositary and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement, other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction of all the conditions of the Offer described herein. See “Conditions to the Offer”.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of the Offer, other than those dependent upon the receipt of necessary government approvals, prior to the Expiration Time, (ii) extend the Expiration Time of the Offer, (iii) amend the terms of the Offer or (iv) if the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Notes tendered in the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If the Company extends the Offer or delays its acceptance for payment, or its payment, for any Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under that Offer, the Depositary may retain tendered Notes on behalf of the Company. However, the ability of the Company to delay acceptance for payment, or payment, for Notes that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If the Company makes a material change in the terms and conditions of the Offer or the information concerning the Offer, the Company will disseminate additional offering materials and extend that Offer to the extent required by law, including Rule 13e-4 under the Exchange Act.

Purpose of the Transaction

The purpose of the Offer is to repurchase Notes in order to reduce the amount of the Company’s outstanding indebtedness and the associated interest expense. Any Notes we purchase in the Offer will be cancelled.

Source and Amount of Funds

We expect that we will need approximately $98.6 million to purchase the Notes pursuant to the Offer (not including Accrued Interest and expenses related to the Offer), assuming all outstanding Notes are validly tendered and accepted for payment and the Payment Date is April 21, 2011. The Company intends to fund its purchases of Notes in the Offer from its available cash.

PROCEDURES FOR TENDERING AND WITHDRAWING NOTES

The tender of Notes pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Notes. If a Holder validly tenders its Notes prior to the Expiration Time and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Purchase Price plus Accrued Interest for such Notes on the Payment Date. Any Notes tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.

Tendering Notes

The tender of Notes pursuant to any of the procedures described in this Offer to Purchase and set forth in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York. The valid tender of Notes will constitute the agreement of the Holder to deliver good and marketable title to all tendered Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

UNLESS THE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY PRIOR TO THE EXPIRATION TIME (ACCOMPANIED, TO THE EXTENT NECESSARY, BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED NOTES AND DELIVERY OF ANY REQUIRED DOCUMENTS.

Only registered Holders of Notes are authorized to tender certificated Notes pursuant to the Offer.

To properly tender Notes or cause Notes to be tendered, the following procedures must be followed:

Notes Held Through DTC

With regard to Notes held in book-entry form through DTC, DTC or its nominee is the sole registered owner — and thus the sole Holder — of those Notes. Beneficial owners of Notes held through a participant (a “DTC Participant”) of DTC (i.e., a custodian bank, depositary, broker, dealer, trust company or other nominee) are not Holders of the Notes, and any such beneficial owner that wishes its Notes to be tendered in the Offer must instruct the DTC Participant through which its Notes are held to cause its Notes to be tendered and delivered to the Depositary in accordance with DTC’s ATOP procedures as described in this Offer to Purchase. Beneficial owners and DTC Participants desiring that Notes be tendered on the day on which the

Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Clearstream and Euroclear are DTC Participants. Beneficial owners who hold the Notes through Euroclear and Clearstream must follow DTC’s procedures for tender and delivery of the Notes. Euroclear and Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. For this reason, and because of time-zone differences, investors who hold interests in the Notes through these systems and wish to have the Notes tendered may find that the transaction will not be effected when requested and perhaps not until the next business day in Luxembourg or Brussels, as applicable. Thus, those who hold interests through Clearstream or Euroclear and wish to have Notes tendered prior to the Expiration Time must take into consideration differences in business days and time-zones so as to allow sufficient time to have the tenders effected.

The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Notes through DTC and chooses to accept the Offer must transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message (as defined below) to the Depositary for its acceptance. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Notes into the Depositary’s account through ATOP. However, although delivery of the Notes may be effected through book-entry transfer into the Depositary’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC, the Company or the Dealer Manager does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation”.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participant.

All Notes currently held through DTC have been issued in the form of global notes registered in the name of Cede & Co., DTC’s nominee (the “Global Notes”). At or as of the close of business on the second business day after the Expiration Time, the aggregate principal amount of the Global Notes will be reduced to represent the aggregate principal amount of the Notes, if any, held through DTC and not tendered pursuant to the Offer.

Notes Held by Record Holders

As of the date hereof, all Notes are held in book-entry form through DTC and unless physical certificates are issued following the date hereof, the tendering procedures for book-entry holdings described above should be followed except for Notes registered in the name of DTC or its nominees. However, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder of the Notes must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all such tendered Notes, to the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time.

BENEFICIAL OWNERS OF NOTES — I.E., THOSE WHO HOLD INTERESTS IN THE NOTES THROUGH A CUSTODIAN BANK, DEPOSITARY, BROKER, DEALER, TRUST COMPANY OR OTHER NOMINEE OR THROUGH DTC — ARE NOT HOLDERS OF THEIR NOTES; ONLY THE NOMINEES OF THOSE PERSONS (OR DTC) IN WHOSE NAME THE NOTES ARE REGISTERED ON THE COMPANY’S REGISTER OF NOTES ARE THE HOLDERS OF THE NOTES AND MAY TENDER THE NOTES IN THE OFFER.

All signatures on the Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Lost or Missing Certificates

If a Holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary for further instructions at the address or telephone number set forth on the back cover of this Offer to Purchase. See Instruction 10 of the Letter of Transmittal.

Backup U.S. Federal Income Tax Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless a beneficial owner, or such beneficial owner’s assignee, satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the aggregate Purchase Price and Accrued Interest may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. Each Non-U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) must submit the appropriate completed Internal Revenue Service (“IRS”) Form W-8 (generally Form W-8BEN for a Non-U.S. Holder) to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

Effect of Letter of Transmittal

Subject to, and effective upon, the acceptance for payment of, and payment for, the Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Notes (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Notes tendered thereby; (ii) waives any and all rights with respect to such Notes (including, without limitation, any existing or past defaults and their consequences in respect of such Notes and the indenture under which the Notes were issued); (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to convert the Notes into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), to participate in any redemption of such Notes or be entitled to any of the benefits under the indenture under which the Notes were issued; and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes (with full knowledge that the Depositary also acts as the agent of the Company) with respect to such Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price and Accrued Interest for any tendered Notes that are purchased by the Company) and (d) deliver to the Company the Letter of Transmittal, all upon the terms and subject to the conditions of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Notes pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer, other than those dependent upon the receipt of necessary government approvals, and any defect or irregularity in the tender of any particular Notes. Any determination by the Company as to the validity, form, eligibility and acceptance of Notes for payment, or any interpretation by the Company as to the terms and conditions of the Offer, is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.

LETTERS OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT.

THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION TIME.

IF YOU HOLD YOUR NOTES THROUGH A CUSTODIAN BANK, DEPOSITARY, BROKER, DEALER, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION TIME IN ORDER FOR SUCH ENTITY TO TENDER NOTES ON YOUR BEHALF ON OR PRIOR TO SUCH EXPIRATION TIME. TENDERS NOT COMPLETED BY THE DEPOSITARY PRIOR TO THE EXPIRATION TIME WILL BE DISREGARDED AND OF NO EFFECT.

No Appraisal Rights

No appraisal rights are available to holders of Notes under applicable law in connection with the Offer.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth above and complete such procedures prior to the Expiration Time in order to be eligible to receive the Purchase Price.

Withdrawal of Tenders by Holders

Except as otherwise provided herein, tenders of Notes pursuant to the Offer are irrevocable. Withdrawal of Notes by Holders may only be accomplished in accordance with the following procedures.

Holders may withdraw Notes tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders may be withdrawn after the 40th business day following the commencement of the Offer, in accordance with Rule 13e-4(f) of the Exchange Act, unless such Notes have been accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in its acceptance for payment of Notes or is unable to purchase Notes validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under that Offer, the Depositary may nevertheless, on the Company’s behalf, retain tendered Notes, and such Notes may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Time, by mail, or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn and the name in which those Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Notes), if different from that of the person who deposited the Notes, (ii) contain the description of the Notes to be withdrawn, the certificate number or numbers of such Notes, unless such Notes were tendered by book-entry delivery, and the aggregate principal amount represented by such Notes, (iii) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the Note trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (iv) if a Letter of Transmittal in relation to the Notes to be withdrawn was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. No withdrawal of Notes shall be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Notes may not be rescinded, and any Notes validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Notes by following one of the procedures for tendering Notes described herein at any time prior to the Expiration Time.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn pursuant to the Offer prior to Expiration Time. The Payment Date will be promptly after the Expiration Time. The Payment Date is expected to be one business day after the Expiration Time. Any Notes so tendered and accepted for payment pursuant to the Offer will be cancelled.

The Company, at its option, may elect to extend an Expiration Time with respect to the Offer to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Notes tendered in the Offer if any of the conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment, or payment, for Notes tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing such Notes (or confirmation of book-entry transfer of such Notes), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC’s ATOP procedures) on or before the Expiration Time, and any other documents required thereby.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Notes validly tendered and not validly withdrawn prior to such Expiration Time as, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Notes. On the Payment Date, the Company will deposit with the Depositary, or upon the Depositary’s instructions, DTC, in respect of, and the Depositary or DTC, as the case may be, will thereafter transmit to the Holders of, Notes accepted for payment, the Purchase Price and Accrued Interest.

If the Company extends the Offer or delays its acceptance for payment, or payment, for Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under that Offer, the Depositary may retain tendered Notes on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Notes validly tendered and accepted for payment pursuant to that Offer.

Holders whose Notes are accepted for payment pursuant to the Offer will be entitled to any Accrued Interest on those Notes. Interest on the Notes due on April 15, 2011 will be paid on the due date to holders at the close of business on April 1, 2011 pursuant to the terms of the Notes and the related indenture. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes.

Tendering Holders of Notes will not be required to pay brokerage commissions or fees of the Dealer Manager, the Information Agent or the Depositary.

If the Offer is terminated or the Notes are validly withdrawn prior to the Expiration Time, or the Notes are not accepted for payment, the Purchase Price will not be paid or become payable. If any tendered Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered), unless otherwise requested by such Holder as provided under “Special Issuance/Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions to the Offer.

All of the conditions will be deemed to be satisfied unless the Company determines, in its reasonable judgment, that any of the following events has occurred and that, regardless of the circumstances giving rise to the event, such event makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Notes in the Offer:

•	in the Company’s reasonable judgment, there has been instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body (or any such action, suit or proceeding has been threatened in writing by any such body or person) that directly or indirectly:

•	challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offer or the acquisition of some or all of the Notes pursuant to the Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Notes pursuant to the Offer;

•	in the Company’s reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational (or any such action has been threatened in writing by any such body), in any manner that directly or indirectly:

•	could make the acceptance for payment, or payment, for some or all of the Notes illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offer;

•	could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•	in the Company’s reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after March 24, 2011;

•	any material escalation of any war or armed hostilities which had commenced before March 24, 2011;

•	any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•	any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the benefits of the Offer to the Company or there is an adverse change in the benefits of the Offer to the Company; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition and, other than those dependent upon the receipt of necessary government approval, may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of the Offer is also waived, prior to the Expiration Time of the Offer.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of the Offer, other than those dependent upon the receipt of necessary government approvals, prior to the Expiration Time, (ii) extend the Expiration Time of the Offer, (iii) amend the terms of the Offer or (iv) if the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Notes tendered in the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends the Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which that Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE NOTES

The Company originally issued $230 million aggregate principal amount of the Notes. As of March 24, 2011, there was outstanding approximately $97,831,000 aggregate principal amount of the Notes. If the Company accepts Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Holders the Purchase Price plus any Accrued Interest for all Notes purchased from them in the Offer, and thereby such Holders will give up certain rights associated with their ownership of such Notes. Below is a summary of certain rights that such Holders will forgo if such Notes are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Notes. Please refer to (i) the Indenture, dated as of May 23, 2003 (the “Indenture”), between the Company, as Issuer, and The Bank of New York, as Trustee, filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on May 30, 2003 (the “2003 8-K”), and (ii) the Third Supplemental Indenture dated October 13, 2004 (the “Supplemental Indenture”), between the Company, as Issuer, and The Bank of New York, as Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 13, 2004 (the “2004 8-K”).

Interest

Holders of Notes purchased in the Offer will forgo interest accruing on the principal of the Notes at the rate of 3.25% per annum from and after the Payment Date until the final interest payment on October 15, 2011. Interest on the Notes due on April 15, 2011 will be paid on the due date to holders at the close of business on April 1, 2011 pursuant to the terms of the Notes and the related indenture.

Conversion Rights of Holders

Holders of Notes purchased in the Offer will forgo the right to elect to convert those Notes into shares of the Company’s Common Stock, prior to the close of business on October 15, 2011. The initial and current conversion rate of the Notes are 188.6792 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial and current conversion price of approximately $5.30 per share of Common Stock). The conversion rate for the Notes is subject to adjustment in certain events, including in connection with certain mergers, asset sales or similar transactions involving the Company.

Right of Holders to Receive Principal at Maturity

Holders of Notes purchased in the Offer will forgo the right to receive payment of the full principal amount of those Notes on the maturity date for the Notes. The Notes are scheduled to mature on October 15,

2011. Payment of the principal amount of the Notes may be required sooner in the event of acceleration upon certain events of default.

Notes purchased in the Offer will be cancelled.

Right of Holders to Require Repurchase by the Company upon a Fundamental Change

Holders of Notes purchased in the Offer will forgo the right to require the Company to repurchase all or a portion of those Notes upon the occurrence of a “fundamental change” involving the Company at any time prior to maturity, at a price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, to, but excluding, the purchase date. The Supplemental Indenture defines a “fundamental change” to mean any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which 90% or more of the Common Stock outstanding is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration, less than 90% of which is common stock that: (a) is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or (b) is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder and owner of Notes before deciding whether the Notes should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference”.

Position of the Company Concerning the Offer

Neither the Company nor the Company’s board of directors, nor the Dealer Manager, Depositary or Information Agent makes any recommendation to any Holder or owner of Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

Tax Treatment of Notes Purchased in the Offer

The receipt of the Purchase Price in exchange for the Notes will be a taxable transaction to U.S. Holders (as defined below). A U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Purchase Price, other than Accrued Interest, paid to the U.S. Holder in respect of its tendered Notes and (ii) the U.S. Holder’s adjusted tax basis in its tendered Notes. Accrued Interest generally will be treated as ordinary income to the extent not previously included in income. Gain realized by a Non-U.S. Holder on the receipt of cash for Notes generally will not be subject to U.S. federal income or withholding tax, except in certain circumstances as discussed in more detail below. Please see “Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Limited Trading Market for Notes Not Purchased in the Offer

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for payment pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Notes that are not tendered and accepted for payment pursuant to the Offer may be affected adversely to the extent that the Offer reduce the float for such Notes. There is no assurance that an active market in the Notes will exist or as to the prices at which the Notes may trade after consummation of the Offer.

Substantial Existing Indebtedness

The Company has substantial existing indebtedness. As of December 31, 2010, the Company had an aggregate of approximately $3.3 billion of total indebtedness. While the Company will continue to have substantial indebtedness following the consummation of the Offer, the aggregate amount of its outstanding indebtedness with maturities in 2011 will be reduced as a result of consummation of the Offer. The amount of the Company’s indebtedness and restrictions contained in its other outstanding indebtedness may limit its ability to effect future financings in the event the Company should deem it necessary or desirable to raise additional capital. For additional information about the Company’s indebtedness, capitalization and financial condition, see its Annual Report on Form 10-K for the year ended December 31, 2010 and the other information incorporated by reference herein. See “Incorporation of Documents by Reference”.

Treatment of Notes Not Purchased in the Offer

Notes not tendered and/or accepted for payment in the Offer will remain outstanding immediately following the completion of the Offer. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture and the Supplemental Indenture, which govern the Notes, will remain unchanged immediately following the completion of the Offer. No amendment to the Indenture or the Supplemental Indenture is being sought. From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, we or our affiliates may acquire Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our subsidiaries will choose to pursue in the future.

MARKET INFORMATION ABOUT THE NOTES AND THE COMMON STOCK

There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available.

The Company’s Common Stock is listed on The NASDAQ Global Select Market under the symbol “SIRI”. The following table sets forth, for the periods indicated, the high and low sales prices per share of our Common Stock and closing sales price on the final trading day of the relevant period, as reported by The NASDAQ Global Select Market.

Year Ended December 31, 2009	High	Low	Closing

First Quarter	$0.42	$0.05	$0.35
Second Quarter	0.63	0.30	0.43
Third Quarter	0.78	0.35	0.64
Fourth Quarter	0.69	0.51	0.60

Year Ended December 31, 2010	High	Low	Closing

First Quarter	$1.18	$0.61	$0.87
Second Quarter	1.25	0.84	0.95
Third Quarter	1.20	0.90	1.20
Fourth Quarter	1.69	1.18	1.63

Year Ended December 31, 2011	High	Low	Closing

First Quarter (through March 23, 2011)	$1.88	$1.49	$1.67

On March 23, 2011, the last reported sale price per share of our Common Stock on The NASDAQ Global Select Market was $1.67 per share. There were 3,942,790,380 shares of our Common Stock outstanding as of March 23, 2011.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE NOTES, PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences to a beneficial owner of the Notes with respect to the Offer. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular Holder in light of the Holder’s particular circumstances, or to certain types of Holders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons holding Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities, commodities or currencies, traders that elect to mark-to-market their securities, United States expatriates or former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax or tax-qualified retirement plans). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular Holders. Further, this summary assumes that Holders are beneficial owners of the Notes and hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This discussion does not consider the United States federal income tax consequences of a sale of a Note held by a partnership or an entity that is treated as a partnership for United States federal income tax purposes. If a partnership holds Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A person or entity that is a partner of a partnership tendering Notes is urged to consult its tax advisor.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. As used in this Offer to Purchase, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust that either (i) is subject to the primary supervision of a court within the United States and has one or more U.S. persons with the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this Offer to Purchase, a “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and not a partnership or entity treated as a partnership for United States federal income tax purposes.

This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular Holders in light of their particular circumstances. Holders are urged to consult their tax advisors as to the particular tax consequences to them of the sale of Notes to us pursuant to the Offer, including the effect of any federal, state, local, foreign and other tax laws.

Tax Considerations for U.S. Holders

Sale of a Note

A sale of Notes by a U.S. Holder pursuant to the Offer will be a taxable transaction to such U.S. Holder for United States federal income tax purposes. A U.S. Holder generally will recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Note in an amount equal to the difference between (a) the amount of cash received for such Note (other than the portion of such cash that is properly allocable to accrued but unpaid interest, which will be taxable as described below), and (b) the U.S. Holder’s “adjusted tax basis” in such Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Note will be equal to the amount paid for the Note by such U.S. Holder increased by any market discount previously included in income if such U.S. Holder has elected to include market discount in gross income currently as it accrues and decreased by any amortizable bond premium (as described below) which the U.S. Holder has previously elected to use to offset stated interest. Certain non-corporate U.S. Holders (including individuals) generally are eligible for preferential rates of United States federal income taxation in respect of long-term capital gains (i.e., gain on a Note held for more than one year). The deductibility of capital losses is subject to limitations.

An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Note at a “market discount.” Subject to a statutory de minimis exception, in general, market discount is the excess of a Note’s stated redemption price at maturity over the U.S. Holder’s tax basis in the Note immediately after its acquisition by such U.S. Holder. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of a Note having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) but has not yet been included in income while such Note was held by the U.S. Holder. Gain in excess of such accrued market discount will be subject to the capital gains provisions described above.

In general, a U.S. Holder that purchased a Note for an amount in excess of the Note’s principal amount is considered to have purchased such Note with “amortizable bond premium” equal to such excess. A U.S. Holder that elected to amortize such premium as an offset to its interest income must reduce its tax basis in the Note by the amount of premium used to offset income.

The amount of cash received in the Offer that is attributable to accrued but unpaid interest on a Note will be taxable as ordinary interest income to the extent not previously included in gross income by the U.S. Holder.

U.S. Holders That Do Not Tender Their Notes Pursuant to the Offer

A U.S. Holder that does not tender its Notes in the Offer or does not have its tender of Notes accepted for purchase pursuant to the Offer generally will not recognize any gain or loss as a result of the Offer.

Information Reporting and Backup Withholding

In general, information reporting requirements apply to any consideration (including accrued but unpaid interest) paid pursuant to the Offer to U.S. Holders other than certain exempt recipients. U.S. Holders may be subject to backup withholding (currently at a rate of 28%) on payments received with respect to the Notes unless such U.S. Holder (a) falls within certain exempt categories and demonstrates this fact when required, or (b) provides a correct U.S. taxpayer identification number, certifies that such U.S. Holder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each U.S. Holder may provide such Holder’s correct taxpayer identification number and certify that such U.S. Holder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

Backup withholding is not an additional tax. A U.S. Holder subject to the backup withholding rules will be allowed a credit equal to the amount withheld against such U.S. Holder’s United States federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

For purposes of the discussion below, any income or gain on the sale of a Note pursuant to the Offer will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the conduct of a Non-U.S. Holder’s U.S. trade or business; and

•	if required by an applicable tax treaty with the United States, attributable to a U.S. permanent establishment (or a fixed base) maintained by the Non-U.S. Holder in the United States.

Sale of a Note

Any gain realized by a Non-U.S. Holder on the sale of a Note pursuant to the Offer will not be subject to United States federal income tax, unless (i) such gain is U.S. trade or business income, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Offer is closed and certain other conditions are met or (iii) the Company is or has been a “U.S. real property holding company” for United States federal income tax purposes. A Non-U.S. Holder who realizes U.S. trade or business income with respect to the sale of a Note pursuant to the Offer generally will be taxed in the same manner as a U.S. Holder (see “— Tax Considerations for U.S. Holders” above), unless an applicable tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profit tax equal to 30% (or lower applicable tax treaty rate) of the Non-U.S. Holder’s effectively connected earnings and profits attributable to such U.S. trade or business income, subject to adjustments. A Non-U.S. Holder who is an individual and is present (or anticipates being present) in the United States for 183 days or more in the taxable year in which such holder disposes of a Note pursuant to the Offer is urged to consult its tax advisor. The Company believes that it is not and has not been a “U.S. real property holding company” for United States federal income tax purposes.

Interest

The portion of the amount paid by us to a Non-U.S. Holder pursuant to the Offer that is properly allocable to accrued interest will not be subject to the United States federal withholding tax provided that:

•	the accrued interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of the Company within the meaning of Section 871(h)(3) of the Code and applicable Treasury regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies under penalties of perjury that it is not a United States person as defined under the Code, or (b) the Non-U.S. Holder holds its Notes through certain foreign intermediaries and certifies the certification requirements of applicable United States Treasury regulations.

If the Non-U.S. Holder cannot satisfy the requirements described above, the portion of the amount paid by us pursuant to the Offer that is properly allocable to accrued interest will be subject to the 30% United States federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is U.S. trade or business income (as discussed in further detail below).

If the portion of the proceeds received by a Non-U.S. Holder that is properly allocable to accrued interest is U.S. trade or business income, the Non-U.S. Holder will not be subject to the 30% United States federal withholding tax on such interest if it provides us with a properly executed IRS Form W-8ECI, as discussed above. Instead, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “— Tax Considerations for U.S. Holders” above). In addition, a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or lower applicable treaty rate) of such holder’s effectively connected earnings and profits attributable to such interest income.

Non-U.S. Holders That Do Not Tender Their Notes Pursuant to the Offer

A Non-U.S. Holder that does not tender its Notes in the Offer or does not have its tender of Notes accepted for purchase pursuant to the Offer generally will not recognize any gain or loss as a result of the Offer.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with the payment of accrued interest on the Notes. The payment of the gross proceeds from the sale of a Note pursuant to the Offer will be subject to information reporting and possibly to backup withholding (currently at a rate of 28%) unless the Non- U.S. Holder certifies as to its non-U.S. person status under penalties of perjury on IRS Form W-8BEN (which the Depositary will provide upon request) or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely provided to the IRS.

DEALER MANAGER, INFORMATION AGENT AND DEPOSITARY

We have retained Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Morgan Stanley may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Morgan Stanley & Co. Incorporated Morgan Stanley will receive customary compensation for its services. We also have agreed to reimburse Morgan Stanley for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Morgan Stanley and its affiliates have provided investment banking and commercial services to the Company in the past for which it has received customary compensation. Morgan Stanley or its affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of business.

Morgan Stanley and its affiliates may continue to provide various investment and commercial banking services to the Company in the future, for which we would expect it would receive customary compensation from the Company. In the ordinary course of its business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for its own account and for those of its customers, in our securities. Morgan Stanley and its affiliates may from time to time hold Notes and our Common Stock in its proprietary accounts, and, to the extent it owns Notes in these accounts at the time of the Offer, it may tender these Notes.

Global Bondholder Services Corporation has been appointed the Information Agent for the Offer. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation has also been appointed the Depositary for the Offer. We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

SOLICITATION AND EXPENSES

In connection with the Offer, the Company’s directors and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Notes pursuant to the Offer. Holders and owners holding Notes through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Notes through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominees has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Manager, the Information Agent or the Depositary.

MISCELLANEOUS

Securities Ownership

Neither the Company nor any of its subsidiaries beneficially own any Notes. In addition, based on the Company’s records and on information provided to it by the Company’s directors and executive officers, to the Company’s knowledge, none of the directors or executive officers beneficially owns any Notes.

Recent Securities Transactions

Except as set forth below, neither the Company nor any of its subsidiaries have effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase. In addition, based on the Company’s records and on information provided to it by the Company’s directors and executive officers, to the Company’s knowledge, none of the directors or executive officers has effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase.

On January 31, 2011, the Company made a privately negotiated purchase of $5,000,000 aggregate principal amount of the Notes, at a purchase price of $5,085,798, including accrued interest. On February 4, 2011, the Company made a privately negotiated purchase of $30,075,000 aggregate principal amount of the Notes, at a purchase price of $30,634,102, including accrued interest. On February 7, 2011, the Company made a privately negotiated purchase of $6,185,000 aggregate principal amount of the Notes, at a purchase price of $6,303,330, including accrued interest. On February 8, 2011, the Company made a privately negotiated purchase of $52,888,000 aggregate principal amount of the Notes, at a purchase price of $53,937,679, including accrued interest.

Company Board of Directors

Liberty Radio LLC as the holder of our convertible perpetual preferred stock, series B-1, is entitled to designate and elect a number of members of our board directors proportional to its interest in the Company. Liberty Radio LLC previously appointed John C. Malone, Greg B. Maffei and David Flowers to our board of directors. We expect that Liberty Radio LLC may appoint up to two additional independent directors.

Other Material Information

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Notes in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s Internet site at http://www.sec.gov and through The NASDAQ Global Select Market, on which the Company’s Common Stock is listed.

The Company has filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference into this Offer to Purchase the following documents that we have filed with the Commission (together with any other documents that may be incorporated herein by reference as provided herein, the “Incorporated Documents”):

•	Annual Report on Form 10-K for the year ended December 31, 2010; and

•	Current Reports on Form 8-K filed on January 12, 2011 and February 15, 2011.

We are not, however, incorporating any documents or information that we are deemed to furnish and not file in accordance with Commission rules. The information incorporated by reference into this Offer to Purchase is considered to be a part of this Offer to Purchase and should be read with the same care as the Offer to Purchase. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase includes all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in, and constitute part of, the Schedule TO filed by the Company with the Commission on March 24, 2011 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Offer to Purchase and the Incorporated Documents constitute forward-looking statements. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Offer to Purchase or the Incorporated Documents. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010.

You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Offer to Purchase or the Incorporated Documents, as applicable. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You should review the factors and risks we describe in the reports we file from time to time with the Commission. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference”.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail,
By Overnight Courier or By Hand

By Facsimile (For Eligible Institutions only) (212) 430-3775 Attention: Corporate Actions	65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	Banks and Brokers Call: (212) 430-3774 All Others Call Toll Free: (866) 470-3900

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Requests for copies of the Incorporated Documents may also be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 404
New York, New York 10006
Banks and Brokers Call Collect: (212) 430-3774
All Others Call Toll Free: (866) 924-2200

The Dealer Manager for the Offer is:

Morgan Stanley

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Toll Free: (800) 624-1808
Collect: (212) 761-8663
Attention: Liability Management Group